UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 29, 2022

CIM Real Estate Finance Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Commission file number 000-54939

Maryland		27-3148022
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
2398 East Camelback Road, 4th Floor
Phoenix,	Arizona	85016
(Address of principal executive offices)		(Zip Code)
	(602)	778-8700
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
None	None	None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01	Entry into a Material Definitive Agreement.
On December 29, 2022 (the “Effective Date”), certain subsidiaries (collectively, the “Seller”) of CIM Real Estate Finance Trust, Inc. (the “Company”) entered into an Agreement of Purchase and Sale (the “Purchase and Sale Agreement”) with certain subsidiaries of Realty Income Corporation (NYSE: O) (the “Purchaser”), to sell to the Purchaser 185 single-tenant net lease properties, for which the Seller will receive, in the aggregate, approximately $894 million in total consideration at closing. The consideration will be paid in cash, and the Company anticipates closing the transaction during the first quarter of 2023. However, the transaction remains subject to significant conditions to closing, and the Company can give no assurance that the closing will occur within this timeframe, or at all.
The material terms of the Purchase and Sale Agreement include: (i) a deposit from the Purchaser of $20 million due within three business days after the Effective Date, which shall be non-refundable to the Purchaser (except as otherwise provided in the Purchase and Sale Agreement) after the expiration of the due diligence period ending on February 17, 2023 (the “Due Diligence Period”), which begins on the Effective Date and may be extended for select circumstances as outlined in the Purchase and Sale Agreement; (ii) the Purchaser’s right to terminate the Purchase and Sale Agreement by delivering written notice to the Seller for any reason or no reason at any time before the expiration of the Due Diligence Period, in which event the deposit shall be returned to the Purchaser; (iii) an initial closing date within 15 days following the expiration of the Due Diligence Period; (iv) limited rights to exclude one or more properties from the sale as a result of certain diligence-related findings or circumstances detailed in the Purchase and Sale Agreement; and (v) certain rights to delay the closing of one or more properties if reasonably needed to satisfy other specific requirements that may be determined to be applicable to such properties. The Company is joining the Purchase and Sale Agreement for the limited purpose of providing credit support for certain obligations of the Seller as further detailed in the Purchase and Sale Agreement. The Purchase and Sale Agreement also contains additional covenants, representations and warranties, indemnifications, and other provisions that are customary for real estate purchase and sale agreements.
Following the final closing of the transaction, the Company’s remaining net lease portfolio is expected to consist of 199 properties encompassing approximately 6.4 million gross rentable square feet of commercial space. Those assets are 99.7% leased with a weighted average lease term of 11.5 years. The remaining net lease portfolio is primarily financed with a long-term, fixed rate asset-backed securitization.
The proceeds from the transaction, net of the repayment of debt and other transaction costs, will be redeployed in accordance with the Company’s investment strategy, with an immediate focus on secured loans and other similar credit investments.
The foregoing summary description of the Purchase and Sale Agreement is not complete and is qualified in its entirety by the actual terms of the Purchase and Sale Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.
Attached to this Form 8-K as Exhibit 99.1 is a press release issued on December 30, 2022 related to the Purchase and Sale Agreement.
The information in this Item 7.01, including Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1
Agreement of Purchase and Sale, dated as of December 29, 2022, by and between certain indirect subsidiaries of CIM Real Estate Finance Trust, Inc. and certain subsidiaries of Realty Income Corporation.

99.1	Press Release issued December 30, 2022 related to the Purchase and Sale Agreement.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 30, 2022	CIM REAL ESTATE FINANCE TRUST, INC.
	By:	/s/ Nathan D. DeBacker
	Name:	Nathan D. DeBacker
	Title:	Chief Financial Officer and Treasurer
(Principal Financial Officer)